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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Penske Automotive Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Pacific Daylight Time on May 1, 2008, at Wynn Las Vegas, the site of Penske Wynn Ferrari Maserati, one of our premier automotive dealerships. Wynn Las Vegas is located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada.

The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be voted upon at the meeting. The annual meeting provides an excellent opportunity for stockholders to become better acquainted with Penske Automotive Group and its directors and officers, and I hope that you will attend.

Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of Penske Automotive Group.

Sincerely,

/s/ Roger S. Penske

Roger S. Penske
Chairman of the Board and
Chief Executive Officer

Bloomfield Hills, Michigan
March 11, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

May 1, 2008

We will hold our annual meeting of stockholders at 8:00 a.m., Pacific Daylight Time on May 1, 2008, at Wynn Las Vegas, the site of Penske Wynn Ferrari Maserati, one of our premier automotive dealerships. Wynn Las Vegas is located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada. The agenda items for approval at the meeting consist of:

(1)	the election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified; and

(2)	the transaction of such other business as may properly come before the meeting.

Stockholders of record as of March 10, 2008 can vote at the annual meeting and any postponements or adjournments of the annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from April 15, 2008 through May 1, 2008 at our principal executive offices, located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302. This proxy statement and the enclosed proxy card are first being distributed on or about March 11, 2008.

Your vote is very important. Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise cast your vote. Your prompt voting will ensure a quorum. You may revoke your proxy and vote personally on all matters brought before the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 1, 2008

The proxy statement and 2007 annual report to stockholders are available at www.penskeautomotive.com/investorrelations.aspx.

By Order of the Board of Directors,

/s/ Shane M. Spradlin

Shane M. Spradlin
Senior Vice President, General Counsel and Secretary

Bloomfield Hills, Michigan
March 11, 2008

Page

2	Procedural Questions about the Meeting
3	Proposal 1 — Election of Directors
6	Our Corporate Governance
10	Executive Officers
10	Compensation Committee Report
11	Compensation Discussion and Analysis
18	Executive and Director Compensation
24	Security Ownership of Certain Beneficial Owners and Management
26	Audit Committee Report
27	Independent Registered Public Accounting Firms
28	Related Party Transactions
31	Other Matters

PROCEDURAL QUESTIONS ABOUT THE MEETING

Q. What am I voting on?

A. Proposal 1:	Election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

Q.	Who can vote?

A.	Our stockholders as of the close of business on the record date, March 10, 2008, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 10, 2008, there were 95,372,559 shares of our common stock outstanding.

Q.	How do I vote before the meeting?

A.	By completing, signing and returning the enclosed proxy card in the enclosed envelope.

Q.	May I vote at the meeting?

A.	You may vote at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Q.	Can I change my mind after I vote?

A.	You may change your vote at any time before the polls close at the meeting by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q.	What if I return my proxy card but do not provide voting instructions?

A.	Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the twelve nominees for director, and in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q.	Will my shares be voted if I do not provide my proxy instruction form?

A.	If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters such as the election of directors.

Q.	May stockholders ask questions at the meeting?

A.	Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q.	How many votes must be present to hold the meeting?

A.	Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 10, 2008 must be present in person or by proxy at the meeting (47,686,280). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q.	How many votes are needed to approve the proposal?

A.	Regarding proposal 1, the twelve nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact on the election of directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

Proposal 1 to be voted on at the annual meeting is the election of the following twelve director nominees, each of whom is recommended by our Nominating and Corporate Governance Committee and Board of Directors. If elected, each of these nominees will serve a one-year term and will be subject to re-election at next year’s annual meeting. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.

Our Board of Directors Recommends a Vote “FOR” Each of The Following Nominees:

John D. Barr — CEO, Papa Murphy’s International, Inc.	Mr. Barr, 60, has served as a director since December 2002. Mr. Barr has been the Chief Executive Officer of Papa Murphy’s International, Inc., a take-and-bake pizza chain, since April 2005 and its Vice Chairman since July 2004. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. Mr. Barr is a director of Clean Harbors, Inc., James Hardie Industries, NV and UST, Inc.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners, L.L.C	Mr. Eisenson, 52, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Animal Health International, Inc. and Catlin Group Limited, as well as a number of private companies.

Hiroshi Ishikawa — Executive Vice President — International Business Development of Penske Automotive Group, Inc.	Mr. Ishikawa, 45, has served as a director since May 2004 and our Executive Vice President — International Business Development since June 2004. Previously, Mr. Ishikawa served as the President of Mitsui Automotive North America, Inc. from June 2003 to May 2004. From October 2001 to May 2003, Mr. Ishikawa served as Vice President, Secretary & Treasurer for Mitsui Automotive North America, Inc.

Robert H. Kurnick, Jr. — Vice Chairman of Penske Automotive Group	Mr. Kurnick, Jr., 46, has served as our Vice Chairman since March 8, 2006 and a director since May 3, 2006. From February 2000 until March 2006, Mr. Kurnick served as our Executive Vice President and General Counsel. He also serves as President and a director of Penske Corporation, which he joined in 1995. We previously announced that Mr. Kurnick will assume the position of President effective April 1, 2008.

William J. Lovejoy — Manager of Lovejoy & Associates	Mr. Lovejoy, 67, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (”GMAC”) and ultimately President of GMAC in 1990.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.	Ms. McWaters, 43, has served as a director since December 2004. Since October 2003, Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for individuals seeking careers as professional automotive technicians. Since February 2000, Ms. McWaters has served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including vice president of marketing and vice president of sales and marketing.

Eustace W. Mita — Chairman of Achristavest Properties, LLC	Mr. Mita, 53, has served as a director since August 1999. Since October 2002, Mr. Mita has been chairman of Achristavest Properties, LLC, a developer of waterfront properties in New Jersey, Maryland, Massachusetts and Pennsylvania, and Chairman of Mita Management, L.L.P., a closely held company with interests in the automotive and real estate industries. Prior thereto, Mr. Mita served as President and Chief Executive Officer of HAC Group, LLC, an automobile training and consulting company with operations in nineteen countries, which was acquired by The Reynolds and Reynolds Company in 2000. In 1984, Mr. Mita founded Mita Leasing, a unique concept in automotive retailing and leasing. Mr. Mita is also a founding director of First Republic Bank.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation	Mr. Noto, 69, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of International Business Machines Corporation, the Altria Group, Inc., Shinsei Bank, Stem Cell Innovations, Inc. and the Commercial International Bank of Egypt. Mr. Noto is a member of the Temasek Technologies (Singapore) International Advisory Counsel.

Roger S. Penske — Chairman of the Board and CEO of Penske Automotive Group	Mr. Penske, 71, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of General Electric Company, Universal Technical Institute and Internet Brands, Inc. Mr. Penske also is Chairman of the Downtown Detroit Partnership and a director of Detroit Renaissance.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP	Mr. Peters, 60, has served as a director since May 1999. Since January 2003, Mr. Peters has been a Managing Director of Transportation Resource Partners (”TRP”). From January 2000 to December 2002, Mr. Peters was President of Penske Corporation. Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990 and serves as a member of the Board of Directors of various TRP portfolio companies.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation	Mr. Steinhart, 67, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Animal Health International, Inc., Penson Worldwide, Inc., Texas Industries Inc., and as a Trustee of the MFS/Compass Group of mutual funds.

H. Brian Thompson — Executive Chairman of Global Telecom & Technology	Mr. Thompson, 68, has served as a Director since March 2002. Mr. Thompson is Executive Chairman of Global Telecom & Technology (GTT), a worldwide multi-network telecommunications operator. He also heads his own private equity investment and advisory firm, Universal Telecommunications, Inc., in Vienna, Virginia. Mr. Thompson served as Chairman and CEO of Global TeleSystems Group, Inc. from March 1999 through September 2000 and from 1991 to 1998, he served as Chairman and CEO of LCI International. Subsequent to the June 1998 merger of LCI with Qwest Communications International Inc., Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. In 1999, Mr. Thompson was Chairman of the Irish telephone company, Telecom Eirann, and Executive Vice President of MCI Communications Corporation from 1981 to 1990. Mr. Thompson currently serves as a member of the Board of Directors of Axcelis Technologies, Inc., ICO Global Communications (Holdings) Limited, and Sonus Networks, Inc.

OUR CORPORATE GOVERNANCE

			Compensation &	Nominating &
			Management	Corporate
2007 DIRECTORS	BOD	Audit	Development	Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	X			X
Hiroshi Ishikawa	X
Robert H. Kurnick, Jr.	X
William J. Lovejoy	X		X
Kimberly J. McWaters	X			X
Eustace W. Mita	X		X	X
Lucio A. Noto	X				X
Roger S. Penske	X				X
Richard J. Peters	X				X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		X	X
No. of Meetings 2007	7	8	6	2	0

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors approved a charter for each of the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees, which charters are available on our website, www.penskeautomotive.com under the tab “Corporate Governance” or in print (see “Corporate Governance Guidelines” below). The principal responsibilities of each committee are described below. Collectively, our directors attended over 90% of our board and committee meetings in 2007 and the only director who did not attend 75% of these meetings was Mr. Noto, who attended 71% of our Board meetings. All of our directors are encouraged to attend the annual meeting and all did attend the annual meeting in 2007.

Audit Committee.  The purpose of this committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (2) the performance of the internal audit function; (3) the engagement of the Company’s independent registered public accounting firms and the evaluation of their qualifications, independence and performance; (4) the annual independent audit of our financial statements, and (5) the fulfillment of the other responsibilities set out in the Audit Committee charter. The Board of Directors has confirmed that all members of the Audit Committee are “independent” and “financially literate” under the New York Stock Exchange rules and applicable law, and each is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules. Mr. Steinhart serves on the audit committee of three other public companies. In 2008, the Board determined that Mr. Steinhart’s simultaneous service on four public company audit committees would not impair his ability to effectively serve as a member of our audit committee.

Compensation and Management Development Committee.  The purpose of this committee is to assist the Board of Directors in discharging its responsibility relating to compensation of our directors, executive officers and such other employees as this committee may determine, succession planning and related matters. Each committee member is independent under the New York Stock Exchange guidelines and our guidelines for director independence.

Nominating and Corporate Governance Committee.  The purpose of this committee is to identify individuals qualified to become members of the Board of Directors, to recommend Director nominees for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors and to address related matters. This committee also develops and recommends to the Board of Directors corporate governance principles and is responsible for leading the annual review of our corporate governance policies and the Board of Directors’ performance. Each committee member is independent under the New York Stock Exchange guidelines and our guidelines for director independence.

Executive Committee.  Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws.

Corporate Governance Guidelines.  The Nominating and Corporate Governance Committee also makes recommendations concerning our corporate governance guidelines, which are posted on our website, www.penskeautomotive.com, under the tab “Corporate Governance.” These guidelines, and the other documents referenced in this section, are also available in print without charge to any stockholder who requests them by calling our investor relations department at 248-648-2500 or 866-715-5289.

Lead Director.  One of our governance principles is that we have an independent “Lead Director,” who is responsible for coordinating the activities of the other outside Directors, including the establishment of the agenda for executive sessions of the outside Directors, and who shall preside at their meetings. These sessions generally occur as part of each Board meeting and include, at least annually, a session comprised of only our independent directors. Our Lead Director is currently H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.

Code of Conduct.  We have also adopted a Code of Business Conduct and Ethics, applicable to all of our employees and directors, which is posted on our website at

www.penskeautomotive.com under the tab “Corporate Governance” and is available in print (see “Corporate Governance Guidelines” above). We plan to disclose waivers, if any, for our executive officers or directors from the code on our website, www.penskeautomotive.com.

Director Independence.  A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Ms. McWaters and Messrs. Barr, Eisenson, Lovejoy, Mita, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange, as well as with the more stringent requirements of our guidelines for independent directors found in our corporate governance guidelines which are available on our website www.penskeautomotive.com and are set forth below. As required by New York Stock Exchange rules, our Board of Directors made an affirmative determination as to each independent director that no material relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us (including any parent or subsidiary in a consolidated group with us). In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. With respect to our independent directors, the Board considered the transactions, relationships and arrangements described under “Related Party Transactions” in its independence determination, as well as any direct or indirect co-investments with Transportation Resource Partners, an affiliate of Penske Corporation, which co-investments do not involve the Company.

Under our guidelines, a director will not be independent if:

1.	the director is employed by us, or an immediate family member is one of our executive officers;

2.	the director receives any direct compensation from us, other than director fees and forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.	the director is affiliated with or employed by our independent registered public accounting firms (or internal auditors), or an immediate family member is affiliated with or employed in a professional capacity by our independent registered public accounting firms (or internal auditors); or

4.	an executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.

A director also will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million. Furthermore, a director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets. Finally, a director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

Under the New York Stock Exchange rules, if a company is “controlled,” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is collectively held by Penske Corporation, Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies. A majority of our Board of Directors is independent and each of our nominating, audit and compensation committees is comprised solely of independent directors.

Director Nominees.  The Nominating and Corporate Governance Committee believes that director candidates should have certain minimum qualifications, including having personal integrity, loyalty to Penske Automotive and concern for its success and welfare, willingness to apply sound and independent business judgment and time available for Penske Automotive matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting Penske Automotive, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to Penske Automotive during their term. In the case of new director candidates, the committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate individually to discuss and consider his or her qualifications and, if approved, recommends the candidate to the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302, and must comply with the procedures outlined below. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Stockholders who wish to recommend individuals for consideration by the committee to become nominees for election to the Board may do so by submitting a written recommendation to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and a list of board memberships and other affiliations of the nominee. The submission must be accompanied by a written consent of the individual to stand for election and serve if elected by the stockholders, a statement of any relationships between the person recommended and the person submitting the recommendation, a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier and proof of ownership by the person submitting the recommendation of 500 shares of our common stock for one year. Recommendations received by November 10, 2008, will be considered for nomination at the 2009 annual meeting of stockholders. Recommendations received after November 10, 2008 will be considered for nomination at the 2010 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation.  During 2007, the Compensation and Management Development Committee was comprised of H. Brian Thompson (Chairman), Eustace Mita and William Lovejoy. As more fully discussed under “Related Party Transactions,” Mr. Mita is an investor in Transportation Resource Partners, which is affiliated with Penske Corporation. In addition, Mr. Mita’s son was formerly employed by us as a regional manager for which he was compensated $316,000 in 2007, which compensation is commensurate with his peers’.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Brief biographies of Messrs. Kurnick and Penske are set forth above. Brief biographies of our other executive officers are provided below.

Roger Penske, Jr., 48, has served as our President since January 3, 2007. From July 2003 to January 2007, he served as our Executive Vice President — East Operations and from January 2001 to July 2003 he served as our President — Mid-Atlantic Region. Mr. Penske, Jr. serves as a member of the Board of Directors of Penske Corporation and is the son of our Chairman and Chief Executive Officer. We previously announced Mr. Penske, Jr.’s departure from our company effective March 31, 2008.

Robert T. O’Shaughnessy, 42, has served as our Executive Vice President and Chief Financial Officer since January 3, 2007. From July 2005 until January 2007, he served as Senior Vice President — Finance. From August 1999 until July 2005, he served as our Vice President and Controller. Prior to joining us in May 1997 as Assistant Controller, Mr. O’Shaughnessy was a senior manager for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1987.

Calvin Sharp, 56, has served as our Executive Vice President — Human Resources since July 1, 2007. Mr. Sharp served as Senior Vice President — Human Resources for our Eastern Region from October 2003 to July 2007. From 1988 to 2003, Mr. Sharp served in numerous positions with Detroit Diesel Corporation, culminating in his appointment as Senior Vice President — Human Resources. From 1974 to 1988, Mr. Sharp held various positions in Human Resources Management with General Motors.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors, which we will refer to as the “compensation committee” or “committee”, has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement.

The Compensation & Management
Development Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy
Eustace W. Mita

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

I.	General Information

Our Compensation Committee.  Our compensation committee is comprised of three independent directors, as determined by our Board of Directors pursuant to the listing requirements of the New York Stock Exchange, as well as the more stringent requirements of our corporate governance guidelines. See “Our Corporate Governance — Director Independence” for a discussion of these independence requirements. Our committee’s primary responsibilities are to:

•	Determine all elements of our executive officers’ compensation;

•	Review and recommend compensation for other members of senior management;

•	Review and recommend our compensation and benefit policies for our employees generally;

•	Administer our equity incentive plans;

•	Make recommendations to the Board of Directors with respect to director compensation; and

•	Review our management progression and succession plans.

These responsibilities are set out in the committee’s charter which you can find on our website www.penskeautomotive.com. This charter is reviewed annually by our corporate governance committee and Board of Directors. The compensation committee retains the authority to delegate its duties to a subcommittee, though it did not do so in 2007. Proposed committee meeting agendas are prepared by management and sent to the committee prior to every meeting along with material for committee review. The final agenda for each meeting is determined by the committee chairman. The committee met six times during 2007, and each meeting is typically concluded with an executive session including only the committee members.

Outside Advisors and Consultants.  Our compensation committee has the authority to hire outside consultants and advisors at their discretion, and it has full access to any of our employees. While it may do so in the future, neither the committee nor company management has retained any outside consultants to assist them in fulfilling their duties in the past several years.

Role of Executive Officers.  The committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attend part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as restricted stock awards and bonuses) as well as report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation except as noted below under “Chief Executive Officer Compensation”.

II.	Compensation Philosophy

Our compensation program is designed to motivate and reward our executive officers and other key employees to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives.

Our compensation program has evolved over time. At several times during each year, the program is reviewed in whole or in part with respect to various factors, including: competitive benchmarking; the tax and accounting treatment of certain elements of employee compensation; and recent trends regarding executive compensation. We evaluate the effectiveness of our program generally based on our ability to motivate our executives to deliver superior company wide performance and to retain them on a cost-effective basis.

The majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses, which we believe is typical within our industry. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and it is less dilutive to existing stockholders than equity compensation. The committee also recognizes that stock prices may also reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for certain employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Restricted Stock.”

We do not have any required stock ownership guidelines for our employees. We monitor the stock ownership of our key executives and believe the weighted vesting of our restricted stock awards will contribute to our executive officers holding a significant equity position in our company.

Determination of Amounts.  The committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. The committee reviews annual salary adjustments with a view toward maintaining external compensation competitiveness. External competitiveness is benchmarked against each of the other publicly traded automotive retailers. We are the second largest publicly traded automotive retailer and the only one with international operations. While we benchmark our compensation, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer’s circumstances and challenges is unique to the individual and we base our compensation accordingly.

Management Incentive Plan.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of remuneration paid to any one of the named executive officers of a public company (except for the chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). We have designed our Management Incentive Plan, which was approved by our stockholders in 2004, to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code.

We expect to continue to issue awards under the Management Incentive Plan for our Chief Executive Officer, as well as any other officers for whom we believe this plan would provide a key motivation to advance specific annual objectives of the Company, while also maximizing the tax deductibility of our compensation expense. For any awards under the Management Incentive Plan, the compensation committee reserves negative discretion to reduce (but not increase) the payout under the award. While the committee intends to maximize the tax-efficiency of its compensation programs generally, it retains flexibility in the manner in which it awards compensation to act in our best interests, including awarding compensation that may not be tax deductible.

III.	Our Compensation Program

Our compensation program primarily consists of four elements:

•	base salary;

•	annual cash bonus payment;

•	restricted stock awards; and

•	employee health care and other benefits, such as the use of a company vehicle.

Base Salary.  We pay base salary to set a baseline level of compensation for all senior management. The salary levels for our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed earlier under “Determination of Amounts.” The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee’s level of responsibility within the organization. The committee also considers our achievement of corporate objectives and general economic factors.

Annual Bonus Payments.  Each member of our senior management is also eligible to receive an annual discretionary bonus payment. In 2007, our Chief Executive Officer and President received only the amounts resulting from their performance based awards described below under “Chief Executive Officer Compensation” and “President Compensation.” We pay annual bonuses to provide an incentive for future performance and as a reward for performance during the prior year. Discretionary bonus payments are determined in varying degrees based on three criteria:

•	Evaluation of an individual’s performance in the prior year;

•	Evaluation of the annual performance of an individual’s business unit; and

•	Company-wide performance and the attainment of corporate objectives in the prior year.

Since the annual bonus is based in part on our company-wide performance, we believe the annual bonus also focuses employees on our corporate goals designed to increase stockholder value.

Restricted Stock.  The committee believes that the interests of senior management should be closely aligned with those of our stockholders. Therefore, each member of senior management is eligible to receive an incentive equity award because we believe equity grants effectively align management’s goals with those of our other stockholders. In 2007 restricted stock granted to our Chief Executive Officer and President resulted solely from their performance based awards described below under “Chief Executive Officer Compensation” and “President Compensation.”

In 2007 and 2008, we issued incentive compensation to our senior management team in the form of restricted stock under our 2002 Equity Compensation Plan. Our restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per annum, respectively. These shares are subject to forfeiture in the event the executive departs from the Company. We believe vesting the majority of the awards in the third and fourth years provides a longer-term incentive and more closely aligns the incentives for management with the interests of our long-term stockholders. We employ this form of compensation in part because many of our initiatives may take several years to show benefits, such as building premium facilities. These initiatives may be costly in the short-term, but we believe they will provide benefits for years to come. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the value that may be created over time. Our restricted stock awards are designed to mirror our other outstanding stock and thus enable the recipients to vote with our other stockholders and receive dividends.

Restricted stock grants are generally discretionary (other than those awarded to our Chief Executive Officer or others under our Management Incentive Plan discussed above), and are based upon a guideline range that takes into account the responsibilities of executive officers and other key employees whose contributions and skills are important to our long-term success. In 2007, the committee granted approximately 250,000 shares of restricted stock to employees (representing about 0.26% of our current outstanding equity), some of which have reverted back to us as employees have departed from our company. These amounts include the restricted stock granted to our Chief Executive Officer in lieu of any cash bonus. From time-to-time, the committee also approves special equity awards based on an employee’s outstanding contributions, commencement of employment or other factors.

Other Compensation.  We may provide our employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. All of our employees are entitled to a number of benefits such as company contributions toward health and welfare benefits, company matching under our 401(k) plan, and company-sponsored life insurance. Our corporate employees are also entitled to a company-sponsored lunch. We believe these benefits manifest our concern for our employees and provide an inducement and retention advantage. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years.

As we are an automotive retailer, our senior management is typically provided the use of a company vehicle, company-sponsored automobile insurance, and a tax gross-up relating to these amounts. We typically contribute a monthly allowance toward a lease payment for a company vehicle selected by the employee. The vehicle must be leased from one of our dealerships and the allowance is based on an employee’s position within our company. In some circumstances, we purchase a vehicle outright if we believe this will be more cost effective over the life of the vehicle’s use. We have valued the use of company vehicles in the following disclosure tables based on the value of our lease payments or, in situations where we have purchased a vehicle or provided a “demonstrator” vehicle, on IRS guidelines. We also pay for maintenance and repairs on the vehicles, which costs are included in those tables. Similar to any company providing its products to employees, we provide these vehicles as an inducement and retention benefit.

From time to time, we may adopt other benefits for our senior management, such as payment for a country club membership or tax gross-ups for certain items. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees. The value of these other types of perquisites are quantified based on our cost.

Other Forms of Compensation.  The committee has also reviewed various other forms of executive compensation for our management, such as stock options and supplemental retirement plans. Currently, the committee is of the view that salary, bonus and restricted stock awards should provide the principal components of management compensation and that these forms of compensation best align management’s goals with those of our stockholders. Therefore, after review, the committee has determined not to issue or grant stock options, allow for deferred compensation in the form of a deferral of salary or bonus, or any retirement benefit (other than under our defined contribution plans that are available to all qualified employees).

The committee considers the advisability of these additional types of compensation periodically and retains the flexibility to implement other forms of compensation in the future.

No Employment Agreements, Change of Control and Severance Compensation.  None of our current executive officers have been provided an employment agreement, nor are they entitled to any severance compensation or compensation upon a change of control, except as set forth below under “President Compensation.” We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us maximum flexibility with respect to managing our executive officers. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into a post-employment arrangement with an employee based on the circumstances existing upon departure. We have entered into consulting agreements with our departing senior management on a case-by-case basis, as we believe it may be important to have continuing access to these employee’s institutional knowledge base and guidance. In these events, we have typically obtained a non-compete agreement with these individuals.

With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments. However, our outstanding equity awards provide that, in the event of a change of control, the compensation committee has the discretion to accelerate, vest or rollover any outstanding equity awards.

IV.	2007 Compensation

2007 compensation is noted in the tables following this section. In reviewing individual compensation, the committee employs a form of “tally sheet” designed to capture all elements of compensation.

Chief Executive Officer Compensation.  In determining the compensation of Mr. Penske, the committee considered the company performance noted below, and also reviewed the CEO compensation and the financial performance of our peer companies. The committee also considered Mr. Penske’s previous year’s compensation. Based on their review, the committee proposed an increase in Mr. Penske’s base salary in 2007. However, for the third consecutive year, Mr. Penske declined the salary increase in order to align a greater percentage of his compensation with company performance and the value of our common stock. Therefore, the committee maintained Mr. Penske’s base salary at $750,000 in 2007. In February 2008, Mr. Penske’s salary was increased to $1.0 million retroactive to January 1, 2008.

In 2008, the committee awarded Mr. Penske 89,267 shares of restricted stock valued at $1.68 million based on the closing price on the New York Stock Exchange on the date of approval ($18.82). These shares vest over a four year period at a rate of 15%, 15%, 20% and 50% with the final vesting in June 2012, subject to forfeiture in the event Mr. Penske departs from the Company. These shares resulted from a performance based award which had been granted to Mr. Penske in March of 2007 under our Management Incentive Plan discussed above. The maximum potential amount Mr. Penske could have earned pursuant to this award was $3.0 million, though the committee reserved discretion to reduce (but not increase) the payout under these awards. Mr. Penske achieved 56% of the performance metrics noted

below, which entitled Mr. Penske to the $1.68 million. The specific 2007 performance objectives and related performance were as follows:

Objective	Result	% of award	Achievement

• return on equity of 11%	9.7%	8%	0%
• same store retail sales revenue increase of 3%	8.1%	8%	8%
• acquisition of annualized revenue of $250 million	$450	8%	8%
• employee turnover below 31%	30.8%	8%	8%
• same store service and parts revenue increase of 8% or more	7.4%	8%	0%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises	Exceeds	8%	8%
• gross margin greater than 15.25%	14.9%	8%	0%
• debt to capitalization below 41%	37%	8%	8%
• no material weaknesses in our internal controls	None	8%	8%
• new car inventory less than 60 days supply	59 days	8%	8%
and used car inventory less than 45 days supply	43 days
• earnings per share from continuing operations at least $1.40 per share	$1.33	10%	0	%(1)
• common stock price appreciation of 10%	(18)%	10%	0%
Total		100%	56%

(1)	In March 2007, we redeemed $300 million of our 9.625% Senior Subordinated notes resulting in a $0.13 cent cost per share. Absent this item, this objective would have been satisfied.

In March 2008, the committee established a similar award for Mr. Penske with respect to 2008 with a maximum potential payout of $3.0 million in the form of a restricted stock grant. The performance objectives for 2008 are as follows:

Objective	% of award

• return on equity of 11%(1)	11%
• same store retail sales revenue increase of 3% (50% attainment), 4% (75% attainment) and 5% (100% attainment)(2)	12%
• acquisition of gross annualized revenue of $300 million	10%
• employee turnover at or below 32%	10%
• operating margin above 2.7% (50% attainment) and 3% (100% attainment)(1)	10%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises	10%
• no material weaknesses in our internal controls	8%
• new car inventory less than 59 days supply and used car inventory less than 43 days supply	8%
• earnings per share from continuing operations at least $1.67 per share(1)	11%
• common stock price performance to exceed the Standard & Poor’s 500 Index during 2008	10%

100%

(1)	This performance target shall exclude any items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to discontinued operations or a change in accounting principles or other regulations, provided that such items are specifically identified, quantified and disclosed in any public earnings release with respect to the period.

(2)	This performance target shall exclude the impact of identifiable changes due solely to changes in foreign exchange rates.

President Compensation.  At the beginning of 2007, Roger S. Penske, Jr., was promoted from Executive Vice President — Eastern Operations to President. Subsequent to this promotion, Mr. Penske retained direct oversight responsibility for our U.S. East operations. For that reason, Mr. Penske, Jr.’s bonus and restricted stock award was based on specific objectives relating to the performance of our U.S. East operations. We believe tying Mr. Penske, Jr.’s compensation to the performance of the East region served as an incentive to Mr. Penske, Jr. with regard to that area’s performance, while his accumulated restricted stock represented a key incentive for company-wide performance.

Specifically, Mr. Penske, Jr. was paid a cash bonus paid in March 2008 of $547,946 which was based on a percentage of actual 2007 East region pre-tax earnings, as adjusted to exclude gains and losses attributable to the sale or shutdown of dealerships in the East region in 2007 (as these losses did not reflect operating performance). The payment levels were set in advance as compared to our internal budget. If our East region pre-tax earnings were below $42.0 million, Mr. Penske, Jr. was to receive no bonus. If our East region pre-tax earnings were in excess of $42.0 million, Mr. Penske, Jr. was to receive one percent of East region pre-tax earnings and, for pre-tax earnings in excess of $55.0 million, he was to receive two percent of the excess above $55.0 million.

Mr. Penske, Jr. also received a performance based award in March of 2007 under our Management Incentive Plan discussed above. The maximum potential amount Mr. Penske, Jr. could have earned pursuant to this award was $300,000 in the form of a restricted stock grant in 2008, though the committee reserved discretion to reduce (but not increase) the payout under this award. Mr. Penske, Jr. achieved 10% of the performance metrics noted below with respect to that performance based award, which entitled Mr. Penske, Jr. to a $30,000 restricted stock award. As a result, in 2008, the committee awarded Mr. Penske, Jr. 1,594 shares of restricted stock valued at $30,000 based on the closing price on the New York Stock Exchange on the date of approval ($18.82). These shares vest over a four year period at a rate of 15%, 15%, 20% and 50% with the final vesting in June 2012. The metrics noted below were designed to drive incremental improvement over the prior year and may not necessarily compare to similarly titled consolidated results. The specific 2007 performance objectives related to the performance of the East region and were as follows:

East Region Objective	Result	% of award	Achievement

• same store gross profit increase of 12.2%	4.6%	20%	0%
• same store service and parts gross profit increase of 8.2%	7.2%	20%	0%
• personnel compensation as a% of gross profit no more than 45.4%	46.5%	20%	0%
• selling, general and administrative expense as a% of gross profit of no more than 84.9%	89.4%	20%	0%
• employee turnover of no more than 35%	36%	10%	0%
• customer satisfaction scores exceed manufacturer objectives at 80% of our East region franchises	Exceeds	10%	10%

Total		100%	10%

On February 29, 2008, we announced that Mr. Penske, Jr. will be departing from our Company effective March 31, 2008. In connection with his departure, we approved the vesting of Mr. Penske, Jr.’s outstanding restricted stock at that time. For the 2008 period through March 31, 2008, Mr. Penske will continue to receive his current salary and a bonus based on the East region pre-tax earnings as compared to our internal budget as described above for 2007.

Other Executive Officer Compensation.  Each of our other executive officers received the stock awards and bonuses set forth in the tables below. Messrs. Kurnick, O’Shaughnessy and Sharp also received 11,000, 11,000 and 2,500 restricted shares, respectively, vesting over four years at a rate of 15%, 15%, 20% and 50%. These amounts were determined based on the principles set forth above. Mr. Kurnick, our Vice Chairman, is also the President of Penske Corporation and he receives a substantial amount of total compensation from Penske Corporation, our controlling stockholder. While Mr. Kurnick devotes a substantial amount of time and effort to our company, his total compensation paid by us does reflect that he devotes efforts to Penske Corporation. Mr. Kurnick did not receive a cash bonus in 2008 relating to 2007 for this reason.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table contains information concerning 2007 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers during 2007, collectively referred to as the “named executive officers.”

2007 Summary Compensation Table

				Stock	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)		($)

Roger S. Penske	2007	$750,000	—	$1,459,063	$25,000	(2)	$2,234,063	(3)
Chief Executive Officer	2006	$750,000	—	$393,878	—		$1,143,878
Robert T. O’Shaughnessy	2007	$565,000	$235,000	$173,538	$42,376	(4)	$1,015,914
Chief Financial Officer	2006	$515,000	$200,000	$130,851	$141,046		$986,897
Roger S. Penske, Jr.	2007	$1,075,000	$547,946	$98,820	$53,963	(5)	$1,775,729
President
Calvin C. Sharp	2007	$320,000	$135,000	$30,940	$18,670	(6)	$504,610
Executive Vice President — Human Resources
Robert H. Kurnick, Jr.	2007	375,000	$—	$145,073	$20,596	(7)	$540,669
Vice Chairman	2006	$350,000	—	$103,655	$14,346		$468,001

(1)	These amounts represent the amount of compensation expense we recorded in 2007 in connection with restricted stock awards granted under our 2002 Equity Compensation Plan, which amounts were determined in accordance with FAS 123R as discussed in footnotes 1 and 13 to our consolidated financial statements filed in our annual report on Form 10-K on February 25, 2008.

(2)	Reflects $25,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director Compensation — Charitable Donation Matching Program”) and spousal travel on corporate aircraft in conjunction with corporate travel. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation”.

(3)	In March 2007, Mr. Penske received an equity incentive plan-based award in the form of an award payable upon achievement of 2007 performance targets. The maximum total award for this grant was $3.0 million, payable in restricted stock. Of the $3.0 million potentially payable to Mr. Penske, the actual amount paid to Mr. Penske under this award was 89,267 shares of restricted stock vesting over four years at a rate of 15%, 15%, 20% and 50%, valued at $1.68 million, based upon the New York Stock Exchange closing price on the grant date of the award ($18.82). See the narrative discussion following this table for further discussion of this award.

(4)	Represents the use of company vehicles and related automobile insurance, payments for a country club membership (though this membership is used for personal and business purposes), matching funds under our company-wide 401(k) plan, company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $13,597. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation”.

(5)	$27,545 represents the use of company vehicles and related automobile insurance, $15,141 represents a tax allowance and the remainder represents payments for a country club membership (though this membership is used for personal and business purposes), spousal travel on corporate aircraft in conjunction with corporate travel, matching funds under our company-wide 401(k) plan, company-sponsored life insurance, and company-sponsored lunch program. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation”

(6)	Represents the use of Company vehicles and related automobile insurance, matching funds under our Company 401(k) plan, company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $725. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation”

(7)	Represents the use of Company vehicles and related automobile insurance, Company sponsored life insurance, and a tax allowance of $5,927. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

Grants of Plan-Based Awards in 2007

		Estimated Future			Estimated Future			All other
		Payouts Under			Payouts Under			Awards:		Grant Date
		Non-Equity Incentive			Equity Incentive			Number of		Fair Value
		Plan Awards			Plan Awards			Shares of		of Stock
		Threshold	Target	Maximum	Threshold	Maximum		Stock or Units		Awards
Name	Grant Date	($)	($)	($)	($)	($)		(#)		($)

Roger S. Penske	3/1/2007							78,886	(1)	1,700,000	(1)
Chief Executive Officer	3/1/2007				—	3,000,000	(2)
Robert T. O’Shaughnessy	3/1/2007							10,000		215,500
Chief Financial Officer
Roger S. Penske, Jr.	3/1/2007				—			6,000	(3)	129,300(3)
President	3/1/2007					300,000	(3)
	3/1/2007	(4)	(4)	(4)
Calvin C. Sharp	3/1/2007							2,000		43,100
Executive Vice President — Human Resources
Robert H. Kurnick, Jr.,	3/1/2007							10,000		215,500
Vice Chairman

(1)	This represents the shares of restricted stock issued to Mr. Penske in March 2007 resulting from his attainment of goals outlined in his 2006 incentive award. Note that this table reflects two years of awards to Mr. Penske: the 2006 award actually received in 2007 and the total potential award for 2007, paid in 2008.

(2)	See the following narrative discussion for an explanation of this award.

(3)	Note that this table reflects two years of equity awards to Mr. Penske, Jr., the restricted stock award actually received in 2007 and the total potential award for 2007, paid in 2008. See the following narrative discussion for an explanation of the $300,000 equity incentive plan award.

(4)	Mr. Penske, Jr. was awarded a bonus of $547,946 in 2008 resulting from a “non-equity incentive plan award” granted in March 2007. As described in more detail in the following narrative discussion, Mr. Penske Jr.’s bonus for 2007 was based on a percentage of the pre-tax earnings of our East region, and therefore no threshold, target or maximum amount is applicable to this award.

Narrative Discussion of Summary Compensation Table and Plan Based Awards

Mr. Penske’s Performance Based Award.  The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under “Compensation Discussion and Analysis.” Mr. Penske received a performance based award in 2007. The award was issued under our Management Incentive Plan and was based on performance targets to be achieved in 2007. A maximum potential payout of $3.0 million in the form of shares of restricted stock was available under the award. The payment of the award in 2008 was $1.68 million in the form of 89,267 shares of restricted common stock vesting over four years at a rate of 15%, 15%, 20% and 50% valued on the date of grant of the restricted stock award. The objective performance targets of Mr. Penske’s award are described in the “CD&A — Chief Executive Officer Compensation.”

Mr. Penske, Jr.’s Awards.  Mr. Penske, Jr. received a performance based award in 2007 issued under our Management Incentive Plan and based on performance targets to be achieved in 2007. A maximum potential payout of $300,000 in the form of shares of restricted stock was available under the award. The payment of the award in 2008 was $30,000 in the form of 1,594 shares of restricted common stock vesting over four years at a rate of 15%, 15%, 20% and 50% valued on the date of grant of the restricted stock award. The objective performance targets of Mr. Penske Jr.’s award are described in the “CD&A — President Compensation.”

Mr. Penske, Jr.’s 2007 cash bonus paid in March 2008 was $547,946, which was based on a percentage of actual 2007 East region pre-tax earnings, as adjusted to exclude gains and losses attributable to the sale or shutdown of dealerships in the East region in 2007 (as these losses did not reflect operating performance). The payment levels were set in advance as compared to our internal budget as discussed above under “CD&A-President Compensation.”

Other Restricted Stock Awards.  The other equity awards noted in the table were each issued to our named executive officers as part of an annual grant of restricted stock pursuant to the terms of the 2002 Equity Compensation Plan. These awards vest annually over four years at a rate of 15%, 15%, 20% and 50% and are issued based on principles described in the “CD&A — Restricted Stock.”

Outstanding Equity Awards at 2007 Year-End

	Option Awards			Stock Awards
	Number of Securities			Number of Shares or		Market Value of
	Underlying Unexercised	Option	Option	Units of Stock That		Shares or Units of
	Options Exercisable	Exercise	Expiration	Have Not Vested		Stock That Have
Name	(#)	Price	Date	(#)		Not Vested(1)

Roger S. Penske,				241,006	(2)	$4,207,965
Chief Executive Officer
Robert T. O’Shaughnessy	5,000	$10.48	2/22/12
Chief Financial Officer				34,100	(3)	$595,386
Roger S. Penske, Jr..	10,000	$10.48	2/22/12
President				19,894	(4)	$347,349
Calvin C. Sharp				6,100	(5)	$106,506
Executive Vice President — Human Resources
Robert H. Kurnick, Jr.,				28,500	(6)	$497,610
Vice Chairman

(1)	Market value is based upon the closing price of our common stock on December 31, 2007 ($17.46).

(2)	These amounts include the restricted stock issued in 2008 to Mr. Penske as a result of his performance based equity award with respect to 2007. These restricted shares vest as follows:
June 1, 2008 — 33,720 June 1, 2010 — 52,240 June 1, 2012 — 44,633

June 1, 2009 — 53,116 June 1, 2011 — 57,297

(3)	The restricted shares vest as follows:

June 1, 2008 — 8,900 June 1, 2010 — 5,000

June 1, 2009 — 15,200 June 1, 2011 — 5,000

(4)	These amounts include the restricted stock issued in 2008 to Mr. Penske, Jr. as a result of his performance based equity award with respect to 2007. In connection with Mr. Penske, Jr.’s anticipated departure from our Company on March 31, 2008, we have approved the vesting of these shares at that time. The originally scheduled vest of these shares was:

June 1, 2008 — 6,000 June 1, 2010 — 4,439 June 1, 2012 — 797

June 1, 2009 — 5,339 June 1, 2011 — 3,319

(5)	The restricted shares vest as follows:

June 1, 2008 — 2,000 June 1, 2010 — 1,400

June 1, 2009 — 1,700 June 1, 2011 — 1,000

(6)	The restricted shares vest as follows:

June 1, 2008 — 8,000 June 1, 2010 — 7,000

June 1, 2009 — 8,500 June 1, 2011 — 5,000

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized
Name	Exercise (#)	Exercise	Vesting (#)	on Vesting(1)

Roger S. Penske	—	—	15,521	$349,067
Chief Executive Officer
Robert T. O’Shaughnessy	—	—	5,250	$118,073
Chief Financial Officer
Roger S. Penske, Jr.	—	—	3,000	$67,470
President
Calvin C. Sharp	—	—	1,000	$22,490
Executive Vice President — Human Resources
Robert H. Kurnick, Jr.	—	—	4,200	$94,458
Vice Chairman

(1)	The value is based upon the closing price of our common stock on the vest date.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer our executives any pension plans or nonqualified deferred compensation plans.

Potential Termination Payments

None of our named executive officers is employed under an employment agreement and none have any contractual severance or termination payments.

Director Compensation

The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the compensation committee, which is composed solely of independent directors. Only directors who are not our paid employees, who we call “outside directors,” are eligible for director compensation, unless otherwise noted.

Annual Fee and Restricted Stock Award.  Each outside director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. These fees are payable, at the option of each outside director, in cash or common stock valued on the date of receipt (generally in March of the year subsequent to service). For 2007 service, our outside directors also received an annual grant of 4,000 shares of restricted stock during the first quarter of 2008. These restricted shares vest on the one-year anniversary of the date of grant. Our Board of Directors has changed the equity compensation they are entitled to receive in 2009 relating to 2008 service from restricted stock to stock.

Option to Defer Receipt until Termination of Board Service.  Under our Non-Employee Director Compensation Plan, the annual fee and restricted stock awards may be deferred in either the form of cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock and ultimately paid in cash after a director retires. These stock units do not have voting rights, but do generate dividend equivalents in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All fees deferred in cash are held in our general funds and interest on such deferred fees is credited to the director’s account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program.  All directors are also eligible to participate in a charitable matching gift program. Under this program, we will match up to $25,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for these contributions.

Other Amounts.  As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each outside director also is entitled to the use of a vehicle, as well as the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.

Director Compensation Table

Our directors who are also our employees (Messrs. Kurnick, Ishikawa, and Penske) receive no additional cash compensation for serving as directors, though they are eligible for the charitable matching program noted above.

	Fees Earned or		Stock		All Other
Name	Paid in Cash(1)		Awards(2)		Compensation		Total

John D. Barr	$45,000		$30,437	(3)	$26,664	(3)	$102,101
Michael R. Eisenson	$45,000	(1)	$30,437	(4)	$44,654	(4)	$120,091
William J. Lovejoy	$40,000	(1)	$29,685	(5)	$35,248	(5)	$104,933
Kimberly J. McWaters	$40,000		$29,685	(6)	$31,597	(6)	$101,282
Eustace W. Mita	$40,000		$30,437	(7)	$47,037	(7)	$117,474
Lucio A. Noto	$40,000	(1)	$30,437	(8)	$39,481	(8)	$109,918
Richard J. Peters	$40,000		$29,685	(9)	$34,441	(9)	$104,126
Ronald G. Steinhart	$45,000		$30,437	(10)	$36,364	(10)	$111,801
H. Brian Thompson	$40,000	(1)	$30,437	(11)	$71,050	(11)	$141,487

(1)	We pay our directors in the year subsequent to service. Unless otherwise noted, this column reflects the fees earned in 2007, though these fees were paid in 2008. Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of a cash fee for 2007. Mr. Thompson elected to receive equity for 50% of his fee.

(2)	These amounts represent the amount of compensation expense we recorded in 2007 in connection with restricted stock awards granted under our 2002 Equity Compensation Plan, which amounts were determined in accordance with FAS 123R as discussed in footnotes 1 and 13 to our consolidated financial statements filed in our annual report on Form 10-K on February 25, 2008.

(3)	Mr. Barr had 666 shares of unvested restricted stock and 8,070.53 deferred stock units outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects $26,664 for the use of a Company vehicle and related insurance, and spousal travel on corporate aircraft in conjunction with corporate travel. The grant date fair value of the 2,000 deferred stock units granted to Mr. Barr on March 2, 2007 was $42,680.

(4)	Mr. Eisenson had 3,999 shares of unvested restricted stock outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 2,000 shares of restricted stock and the 1,944 shares of stock granted to Mr. Eisenson on March 2, 2007 was $87,680.

(5)	Mr. Lovejoy had 666 shares of unvested restricted stock and 16,854.29 deferred stock units outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 3,728 deferred stock units granted to Mr. Lovejoy on March 2, 2007 was $79,555.

(6)	Ms. McWaters had 3,999 shares of unvested restricted stock outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects the use of a Company vehicle and related insurance. The grant date fair value of the 2,000 shares of restricted stock granted to Ms. McWaters on March 2, 2007 was $42,680.

(7)	Mr. Mita had 3,999 shares of unvested restricted stock outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects the use of a Company vehicle and related insurance, $25,000 in matching of charitable donations and spousal travel on corporate aircraft in conjunction with corporate travel. The grant date fair value of the 2,000 shares of restricted stock granted to Mr. Mita on March 2, 2007 was $42,680.

(8)	Mr. Noto had 666 shares of unvested restricted stock and 19,847.6 deferred stock units outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 3,728 deferred stock units granted to Mr. Noto on March 2, 2007 was $79,555.

(9)	Mr. Peters had 3,999 shares of unvested restricted stock outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 2,000 shares of restricted stock granted to Mr. Peters on March 2, 2007 was $42,680.

(10)	Mr. Steinhart had 3,999 shares of unvested restricted stock outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 2,000 shares of restricted stock granted to Mr. Steinhart on March 2, 2007 was $42,680.

(11)	Mr. Thompson had 3,999 shares of unvested restricted stock outstanding at December 31, 2007, including the award earned in 2007. “All Other Compensation” reflects $46,050 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 2,000 shares of restricted stock and the 864 shares of stock granted to Mr. Thompson on March 2, 2007 was $61,118.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 10, 2008 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares including shares of restricted, but unvested stock. The percentage of ownership is based on 95,372,559 shares of our common stock outstanding on March 10, 2008. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

	Shares Beneficially Owned(1)
Beneficial Owner	Number	Percent

Penske Corporation(2)	36,952,864	38.7%
2555 Telegraph Road Bloomfield Hills, MI 48302-0954
Mitsui(3)	15,559,217	16.3%
2-1, Ohtemachi 1-chome, Chiyoda-ku Tokyo, Japan
Baron Capital Group, Inc.(4)	9,473,724	9.9%
767 Fifth Avenue New York, NY 10153
Barclays Global Investors, NA(5)	6,212,891	6.5%
145 Fremont St. San Francisco, CA 91405
Dimension Fund Advisors LP(6)	5,157,450	5.4%
1294 Ocean Avenue, 11th Floor Santa Monica, CA 90401
John D. Barr(7)	9,000	*
Michael R. Eisenson	36,477	*
Hiroshi Ishikawa	11,000	*
Robert H. Kurnick, Jr.(8)	94,292	*
William J. Lovejoy(9)	12,000	*
Robert T. O’Shaughnessy(10)	63,628	*
Kimberly J. McWaters	10,924	*
Eustace W. Mita(11)	1,021,693	1.1%
Lucio A. Noto(12)	15,664	*
Roger S. Penske(13)	37,678,534	39.5%
Roger S. Penske, Jr.(14)	76,055	*
Richard J. Peters(15)	110,760	*
Ronald G. Steinhart	28,500	*
H. Brian Thompson	39,984	*
Calvin C. Sharp	14,040	*
All directors and executive officers as a group (16 persons)	39,045,439	40.9%

*	Less than 1%

(1)	Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(2)	Penske Corporation is the beneficial owner of 36,112,044 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation also has shared voting power over 840,820 shares under voting agreements. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 3) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 52,512,081 shares or 55.0%.

(3)	Represents 3,111,444 shares held by Mitsui & Co., (U.S.A.), Inc. and 12,447,773 shares held by Mitsui & Co., Ltd.

(4)	As reported on Schedule 13G as of December 31, 2007 and filed with the SEC February 12, 2008.

(5)	As reported on Schedule 13G as of December 31, 2007 and filed with the SEC on February 6, 2008.

(6)	As reported on Schedule 13G as of December 31, 2007 and filed with the SEC February 6, 2008.

(7)	Mr. Barr also owns 8,090.75 deferred stock units which vest following his retirement from our Board of Directors.

(8)	Mr. Kurnick has shared voting power with respect to 31,292 of these shares.

(9)	Mr. Lovejoy also owns 16,907.31 deferred stock units which vest following his retirement from our Board of Directors.

(10)	Includes 5,000 shares issuable upon the exercise of options.

(11)	620,000 of these shares are pledged under a line of credit.

(12)	Mr. Noto also owns 19,915.49 deferred stock units which vest following his retirement from our Board of Directors.

(13)	Includes the 36,952,864 shares deemed to be beneficially owned by Penske Corporation and 64,550 shares deemed to be beneficially owned by Penske Capital Partners, L.L.C., all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the managing member of Penske Capital Partners and the Chairman and Chief Executive Officer of Penske Corporation. 64,500 of the shares deemed owned by Penske Capital Partners are pledged as security to Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 3) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 53,237,751 shares or 55.8%.

(14)	Includes 10,000 shares issuable upon the exercise of options. Mr. Penske, Jr. has shared voting power with respect to 44,090 of these shares.

(15)	Mr. Peters has shared voting power with respect to these shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee is comprised only of independent directors as set forth in the listing requirements of the New York Stock Exchange, the more stringent requirements of our corporate governance guidelines and the Securities and Exchange Commission’s additional independence requirements. In addition, our Board of Directors has determined that each of our committee members is an “audit committee financial expert,” as defined by Securities and Exchange Commission rules. In accordance with the Audit Committee charter, the Audit Committee has the sole authority to retain and terminate our independent registered public accounting firms and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

The Audit Committee took a number of steps in making this recommendation for our 2007 annual report. First, the Audit Committee discussed with our independent registered public accounting firms those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of their audits. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with the independent registered public accounting firms their independence and received letters and written disclosures from the independent registered public accounting firms required by Independence Standards Board Standard No. 1. These discussions and disclosures assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent registered public accounting firms in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.

Based on the foregoing, as well as on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2007 annual report on Form 10-K as filed with the SEC on February 25, 2008.

The Audit Committee of the
Board of Directors

Michael R. Eisenson (Chairman)
John D. Barr
Ronald G. Steinhart

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as “Deloitte”) will audit our consolidated financial statements for 2008 and perform other services. In 2007, Deloitte did not audit certain of our subsidiaries which own certain of our international operations and their opinions, insofar as they relate to those operations, are based solely on the reports of the independent auditor of those operations, KPMG Audit PLC (“KPMG”). This arrangement will continue in 2008. We refer to Deloitte and KPMG collectively as our independent registered public accounting firms. We paid the independent registered public accounting firms the following fees for the enumerated services in 2006 and 2007, all of which services were approved by our Audit Committee.

Audit Fees.  Audit Fees in the table below include the aggregate fees for professional services rendered by the independent registered public accounting firms in connection with the audits of our consolidated financial statements, including the audits of management’s assessment of internal control over financial reporting included in our annual report on Form 10-K, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q, and other services normally provided in connection with statutory or regulatory engagements.

Audit Related Fees.  Audit Related Fees in the table below include the aggregate fees for professional services rendered by the independent registered public accounting firms in connection with registration statements, acquisition due diligence, their assurance services related to benefit plans and accounting research and consultation.

Tax Fees.  Tax Fees in the table below include aggregate fees for professional services rendered by the independent registered public accounting firms in connection with tax compliance, planning and advice.

All Other Fees.  All Other Fees in the table below include aggregate fees for all other services rendered by the independent registered public accounting firms. These fees related primarily to employee benefit plan advisory services.

	Deloitte		KPMG
	2007	2006	2007	2006

Audit Fees	$1,204,000	$1,265,000	$538,000	$645,500
Audit Related Fees	85,000	227,000	117,000	118,000
Tax Fees
Tax Compliance	—	—	—	—
Other Tax Fees	270,000	148,000	—

	270,000	148,000	—	—
All Other Fees	—	16,000	283,500	199,000

Total Fees	$1,559,000	$1,656,000	$938,500	$962,500

The Audit Committee has considered the nature of the above-listed services provided by the independent registered public accounting firms and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with the independent registered public accounting firms and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Securities and Exchange Commission.

Pre-approval Policy.  The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services provided by the independent registered public accounting firms. The primary purpose of this policy is to ensure that we engage our public accountants only to provide audit and non-audit services with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent registered public accounting firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment. Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. Engagement of the independent registered public accounting firms and their fees for the annual audit must be approved by the entire Audit Committee. The Chairman of the Audit Committee may independently approve services if the estimated fee for the service is less than 10% of the total estimated audit fee, or if the excess fees for pre-approved services are less than 20% of the approved fees for that service; provided, however, that no such pre-approval may be granted with respect to any service prohibited by applicable law or that otherwise appears reasonably likely to compromise the independent registered public accounting firms’ independence. Any pre-approval granted pursuant to this delegation of authority is reviewed with the Audit Committee at its next regularly scheduled meeting. Our independent registered public accounting firms are prohibited from performing any service prohibited by applicable law.

It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions over $5,000 are to be approved by a majority of either the members of our Audit Committee or our disinterested Board members. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. The disinterested members of our Board of Directors typically review new material transactions for approval. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are International Motor Cars Group, II, L.L.C. (“IMCGII”), Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. We refer to IMCGII, Penske Corporation and Penske Automotive Holdings Corp. as the Penske affiliated companies.

In connection with a sale of shares of our common stock to Mitsui in March 2004, Mitsui and the Penske affiliated companies agreed to certain “standstill” provisions. Until termination of the stockholders agreement discussed below, among other things and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of our Board of Directors or a majority of our disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.

We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of Penske Automotive, as long as it owns at least 10% of our outstanding common stock. Mr. Hiroshi Ishikawa, one of our directors, has been appointed as our Executive Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.

Stockholders Agreement.  Simultaneously with this purchase, Mitsui and the Penske affiliated companies entered into a stockholders agreement. Under this stockholders agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Registration Rights Agreements.  We have granted the Penske affiliated companies registration rights. Pursuant to our agreements, the Penske affiliated companies each may require us on three occasions to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the purchase of shares by Mitsui discussed above, we have granted registration rights to Mitsui. Under our agreement, Mitsui may require us on two occasions to register all or part of its common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act.

Other Related Party Interests.  Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our Vice Chairman and a director, is also the President and a director of Penske Corporation. Mr. Ishikawa, one of our directors, serves as our Executive Vice President — International Business Development and in a similar capacity for Penske Corporation. Our President, Roger S. Penske, Jr., also serves as a director of Penske Corporation and is the son of our Chairman and Chief Executive Officer. These employees or directors receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our directors, Eustace W. Mita and Lucio A. Noto are each investors in Transportation Resources Partners.

Other Transactions.  From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to Automotive Group Realty, LLC (“AGR”), as described below, payments to third parties by Penske Corporation on our behalf which we then reimburse them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, and payments relating to the use of aircraft from Penske Jet, Inc. These transactions are reviewed quarterly by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $3.9 million paid by us and $0.2 million received by us in 2007, excluding the payments to AGR discussed below.

We are currently a tenant under a number of non-cancelable lease agreements with AGR and its subsidiaries. AGR is a wholly owned subsidiary of Penske Corporation. The aggregate amount paid by us to AGR in 2007 under these leases was $0.5 million. The aggregate amount of all contractual payments from us to AGR under these leases from January 2008 through termination in 2014 is $2.3 million, with an additional $3.9 million due in the event we exercised all of our optional extensions under the leases through 2024.

We and Penske Corporation have entered into a joint insurance agreement which provides that, with respect to our joint insurance policies (which includes our property policy), available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses by us and Penske Corporation that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid.

We have continuing investments in three companies controlled by Transportation Resource Partners (“TRP”), an organization discussed above: a provider of outsourced vehicle management solutions (“QEK”), a mobile vehicle washing company and an auctioneer of powersport vehicles. In 2007, we paid QEK approximately $0.3 million, relating principally to the preparation and delivery of new vehicles in the U.K., and we received from QEK $0.1 million of management fees and $4.5 million as part of a pro rata dividend to its stockholders.

We are also party to an operating agreement with Roger S. Penske, Jr. relating to his 10% ownership investment in one of our subsidiaries, HBL, LLC, which is a holding company for five of our franchises in Virginia. From time to time, we provide HBL with working capital and other debt financing. In addition, we make periodic pro rata distributions from HBL pursuant to which Mr. Penske, Jr. was paid approximately $1.0 million in 2007. In connection with the appointment of our subsidiary, smart USA Distributor, LLC as exclusive distributor for the smart fortwo vehicles, in 2007 we appointed HBL as a smart franchisee. We also appointed Penske Motor Group, a California based automotive retailer separate from us but also controlled by Penske Corporation and a subsidiary of UAG Connecticut I, which is affiliated with one of our directors as discussed below, as smart franchisees.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles from our dealerships on fair market terms. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute (“UTI”), a provider of technical education, whose Chief Executive Officer is Kimberly McWaters, one of our directors. We make no payments to UTI for these graduates and hire them on the same terms as other employers. UTI provided $36,500 of technician training services to us in 2007.

In 2007, we employed the son of Eustace Mita, one of our directors, and the son-in-law of Paul Walters, our former Executive Vice President — Human Resources, as general or regional managers, for which they were compensated $316,000 and $261,000, respectively. The compensation of these individuals was commensurate with their peers’. Mr. Mita’s son is no longer employed by us. For 2007, Mr. Ishikawa received total compensation from us of approximately $168,800 in his capacity as Executive Vice President — International Business Development, as well as 2,500 shares of restricted stock with a grant date fair value of $53,900.

An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns a 10% interest in one of our subsidiaries, UAG Connecticut I, LLC (“UAG Connecticut I”), which entitles the Investor to 20% of the operating profits of UAG Connecticut I. From time to time, we provide UAG Connecticut I with working capital and other debt financing. In addition, we make periodic pro rata distributions from UAG Connecticut I pursuant to which the Investor was paid approximately $1.4 million during 2007. In addition, the Investor paid us approximately $0.5 million in 2007 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the SEC. To our knowledge, based solely on our review of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2007.

Stockholder Nominations and Proposals for 2009.  We must receive any proposals submitted pursuant to Rule 14(a)-8 of the proxy rules of the Securities and Exchange Commission (SEC) intended to be presented to stockholders at our 2009 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 10, 2008. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2009 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than January 31, 2009.

Proxy Information.  We do not anticipate that there will be presented at the annual meeting any business other than as discussed in the above proposals and the Board of Directors is not aware of any other matters that might properly be presented for action at the meeting. If any other business should properly come before the annual meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.

It is important that proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope as soon as possible.

We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2007 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).

Dated: March 11, 2008

Proxy — Penske Automotive Group, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Robert H. Kurnick, Jr., and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on Thursday, May 1, 2008 at 8:00 a.m., Pacific Daylight Time, at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:
THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
☐     Mark this box with an X if you have made
changes to your name or address details above

Annual Meeting Proxy Card
A Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 — John D. Barr			07 — Eustace W. Mita
02 — Michael R. Eisenson			08 — Lucio A. Noto
03 — Hiroshi Ishikawa			09 — Roger S. Penske
04 — Robert H. Kurnick, Jr.			10 — Richard J. Peters
05 — William J. Lovejoy			11 — Ronald G. Steinhart
06 — Kimberly J. McWaters			12 — H. Brian Thompson
B Issues
The Board of Directors recommends a vote FOR the following proposals:

		For	Against	Abstain
2.	To transact such other business as may Properly come before the meeting

Mark this box with an X if you plan to attend the meeting.     ☐
C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
     Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date: